Exhibit 99.1

CENAQ Energy Corp. Announces Pricing of $150 Million Initial Public Offering

Houston, TX, Aug. 12, 2021 (GLOBE NEWSWIRE) -- CENAQ Energy Corp. (the “Company”) announced today the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. The units will be listed on the NASDAQ Stock Market, LLC (“NASDAQ”) and will trade under the ticker symbol “CENQU” beginning on August 13, 2021.  Each unit issued in the offering consists of one share of the Company’s Class A common stock and three-quarters of one warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on NASDAQ under the symbols “CENQ” and “CENQW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Imperial Capital, LLC and I-Bankers Securities, Inc. are acting as book runners for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Imperial Capital, LLC at 10100 Santa Monica Blvd., Suite 2400, Los Angeles, CA 90067, Attn. Prospectus Department.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on August 12, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT CENAQ ENERGY CORP.

CENAQ Energy Corp. is a newly organized blank check formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. CENAQ has not selected any potential business combination target and has not, nor has anyone on our behalf, initiated any substantive discussions, directly or indirectly, with any potential business combination target. While the Company reserves the right to pursue an acquisition opportunity in any business or industry, CENAQ intends to identify, acquire, and operate a business in the energy industry in North America.  CENAQ is led by energy industry veterans John B. Connally III (Chairman), J. Russell Porter (CEO) and Michael J. Mayell (President and CFO).

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

J. Russell Porter
CEO – CENAQ Energy Corp
rporter@cenaqcorp.com
713-820-6300